UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 14, 2014 (October 13, 2014)

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 W. Sam Houston Pkwy S., Suite 600, Houston, Texas		77099
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On October 13, 2014, we issued a press release announcing a realignment of our hydrofluoric acid business. As part of that realignment, we will not renew the toll manufacturing agreement under which hydrofluoric acid products are produced for us by Chemtrade Logistics (“Chemtrade”) at its Bay Point, California facility (the agreement had formerly been with General Chemical) We will instead obtain our requirements for those products under supply agreements with other producers. We acquired certain manufacturing equipment at the Bay Point facility, when we purchased the electronic chemicals business of General Chemical in December 2007. That equipment is being used for hydrofluoric acid production by Chemtrade. Under the manufacturing agreement, we are obligated to pay or reimburse Chemtrade for certain costs associated with the cessation of operations at Bay Point, including certain employee costs and the decommissioning, dismantling and removal of our manufacturing equipment at the site. We estimate that we will incur realignment charges of $2.5–$4.0 million for decontamination, decommissioning and dismantling and $2.5–$2.8 million for accelerated depreciation. Additionally, we are obligated to pay certain employee costs that we are unable to estimate at this time. In fiscal year 2014, we established an asset retirement obligation of $3.7 million for decontamination, decommissioning and dismantling at Bay Point and recorded depreciation expense of $1.0 million related to that obligation, and we recognized $0.8 million of accelerated depreciation. In addition, we recognized an impairment charge of $2.7 million in fiscal year 2014 with respect to certain manufacturing equipment at Bay Point that is unrelated to hydrofluoric acid production. That equipment is no longer in service and will be disposed of. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release, dated October 13, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ Malinda G. Passmore	Date: October 14, 2014
Malinda G. Passmore
Vice President & CFO